C&D TECHNOLOGIES, INC.
                             1400 Union Meeting Road
                       Blue Bell, Pennsylvania 19422-0858




Mr. Wade H. Roberts, Jr.
1385 Eaves Spring Road
Malvern, Pennsylvania  19355                              As of October 22, 1998

Dear Mr. Roberts:

                  C&D   TECHNOLOGIES,   INC.,   a  Delaware   corporation   (the
"Company"), agrees to employ you, and you agree to be employed by the Company, on the following terms and conditions:

                  1. TERM OF EMPLOYMENT. Except for earlier termination as provided in Section 9 below, your employment under this Agreement, and the term of this Agreement, shall be for an initial period commencing on October 22, 1998 (the "Effective Date"), and terminating on the second anniversary of such date (the "Initial Term"). After the Initial Term, this Agreement and your employment hereunder shall be renewed automatically for successive terms of one year each (each, a "Renewal Term"), unless prior to the end of the Initial Term or any Renewal Term either party shall have given to the other party at least 90 days' prior written notice (a "Termination Notice") of termination of this Agreement. If a Termination Notice is given by either party, (a) the Company shall, without any liability to you, have the right, exercisable at any time after the Termination Notice is given, to elect any other person to the office or offices in which you are then serving and to remove you from such office or offices, but
(b) except for the obligations set forth in Sections 3, 4 and 5, all other obligations each of you and the Company have to the other, including the Company's obligation to pay your compensation and make available the benefits to which you are entitled hereunder, shall continue until the end of the Initial Term or any Renewal Term, as the case may be, or thereafter, to the extent such obligations survive pursuant to the terms of this Agreement.

                  2. COMPENSATION AND BENEFITS. (a) From and after the Effective Date, you shall be compensated for performance of your obligations under this Agreement at a rate of not less than $275,000 per annum (such salary, as adjusted from time to time, hereinafter referred to as the "Base Salary"), payable in such manner as is consistent with the Company's payroll practices for executive employees. Effective upon any promotion to Chief Executive Officer pursuant to Section 3(a), your Base Salary for the period subsequent to such promotion shall increase to a minimum of $325,000 per annum as determined by the Board of Directors in its sole discretion, and the Board of Directors may from time to time thereafter consider future increases in Base Salary in its sole discretion.

                  (b) You shall have the benefit of and be entitled to participate in such employee benefit plans and programs, including life, disability and medical insurance, pension, savings, retirement and other similar plans, as the Company now has or hereafter may establish from time to time, and in which you would be entitled to participate pursuant to the terms thereof, including without limitation the Company's existing Supplemental Executive Retirement Plan ("SERP"). The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof shall affect this Agreement.

                  (c) You shall be entitled (i) to participate in the Company's Incentive Compensation Plan each year in accordance with criteria and for amounts approved by the Compensation Committee, and (ii) to be granted options, to the extent (if any) approved by the Compensation Committee or the relevant Option Committee, under the Company's stock option plans in effect from time to time. Without limiting the foregoing, you shall have a targeted bonus for the fiscal year ending January 31, 1999 of 40% of the Base Salary paid to you during the period in which you were employed hereunder, and 40% of your Base Salary for the following fiscal year increasing to 50% of your Base Salary for the portion of such year following any promotion to Chief Executive Officer pursuant to
Section 3 (with the actual payment of any bonus described herein being dependent on your achievement of targeted objectives). In addition, you shall as of the Effective Date be granted a non-qualified stock option to purchase up to 25,000 shares of the Company's Common Stock ("Original Grant") pursuant to the Company's 1998 Stock Option Plan, having an exercise price equal to the closing price of the Company's Common Stock on the New York Stock Exchange on the Effective Date, vesting in one-third increments on the first, second and third anniversaries of the Effective Date and expiring 10 years from the Effective Date, subject, however, to earlier vesting upon termination of this Agreement as provided in Section 9(h) below and otherwise subject to the terms and conditions contained in the Company's 1998 Stock Option Plan and current form of Option Agreement.

                  (d) In the event of a Change of Control Termination of this Agreement (as defined in Exhibit A hereto), you shall be entitled to certain payments and benefits as provided in Exhibit A hereto, which payments and benefits shall be in substitution for, not in addition to, the payments and benefits otherwise payable under this Agreement in the event of termination.

                  (e) You shall be entitled to four weeks of vacation each year.

                  (f) The Company shall reimburse you annually for up to $5,000 of fees and expenses incurred by you for personal tax and financial planning advice, upon presentation by you of appropriate substantiation of such fees and expenses. You shall also be reimbursed for any reasonable legal fees incurred by you in the negotiation and preparation of this Agreement.

                  (g) The Company shall provide you with a leased automobile of reasonable size and quality suitable to your position, and shall pay or reimburse you for insurance, repairs, maintenance and fuel expenses with regard to such automobile. You acknowledge that some or all

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

of the benefits provided under this Section 2(g) may constitute taxable income for which you are responsible for payment of income taxes.

                  3. DUTIES. (a) During the term of your employment hereunder, including any Renewal Term hereof, you shall serve and the Company shall employ you as the President and Chief Operating Officer of the Company with such executive duties and responsibilities consistent with such positions and stature as the Board of Directors from time to time may determine. It is the current intention of the Company to appoint you as Chief Executive Officer of the Company, effective April 1, 1999, although your appointment to that office shall be subject to the approval of the Board of Directors at that time in its discretion; provided that, if you are not appointed as Chief Executive Officer, you shall have the termination right set forth in Section 9(g) below. You shall report to, and act under the general direction of, the Chairman of the Board of Directors; PROVIDED, that upon any appointment hereunder as Chief Executive Officer of the Company, you shall report to, and act under the general direction of, the Board of Directors. You shall use your best efforts to carry out the instructions of the Chairman of the Board of Directors or of the Board of Directors, as the case may be. You shall be elected to the Board of Directors by vote of the directors no later than September 29, 1998, such election be effective upon the Effective Date. You shall thereafter be nominated, on an annual basis so long as you continue to be employed under this Agreement, for election by the stockholders as a director of the Company and, if elected, you shall serve as a director, without additional compensation. In addition, at the request of the Board of Directors, you shall serve as an officer and/or director of any of the Company's subsidiaries, in all cases in conformity with the organizational documents and the policies of the Board of Directors of each such subsidiary, without additional compensation.

                  (b) You shall devote your entire business time and energies during normal business hours to the business and affairs of the Company and its subsidiaries. Nothing in this Section shall be construed as prohibiting you from investing your personal assets in businesses in which your participation is solely that of a passive investor in such form or manner as will not violate
Section 6 hereof or require any services on your part in the operation or affairs of those businesses. You may also participate in philanthropic or civic activities so long as they do not materially interfere with your performance of your duties hereunder.

                  (c) You shall be subject to the Company's rules, practices and policies applicable to the Company's senior executive employees.

                  4. WORKING AND OTHER FACILITIES. During the Initial Term and any Renewal Term, you shall be provided with such working facilities and other support services as are suitable to your position and appropriate for the performance of your duties. In the event the Company's principal executive offices are relocated to a location more than 50 miles from their present location, the Company shall reimburse your moving expenses (including reasonable costs relating to any interim living accommodations).


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


                  5. EXPENSES. The Company shall reimburse you for all reasonable expenses incurred by you in connection with your employment upon presentation of appropriate documentation therefor in accordance with the Company's expense reimbursement practices.

                  6. RESTRICTIVE COVENANTS. (a) During such time as you shall be employed by the Company, and for a period of one year thereafter, you shall not, without the written consent of the Board of Directors, directly or indirectly, become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner or agent of, or as a consultant for, any business anywhere in the world which is competitive with the business in which the Company is engaged at the time your employment with the Company ceases (a "Competitive Business"); PROVIDED, HOWEVER, that (i) nothing herein shall prevent you from investing in up to 5% of the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, as long as your involvement with any such company is solely that of a stockholder, and (ii) nothing herein is intended to prevent you from being employed following the termination of your employment with the Company by any business other than a Competitive Business. You acknowledge that the provisions of this Section 6 are reasonable in light of the Company's worldwide business operations and the position in which you will serve at the Company and that they will not prevent you from obtaining employment after the termination of this Agreement.

                  (b) The parties hereto intend that the covenant contained in this Section 6 shall be deemed a series of separate covenants for each appropriate jurisdiction. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 6 on grounds that, taken together, they cover too extensive a geographic area, the parties intend that those covenants (taken in order of the least populous jurisdictions) which, if eliminated would permit the remaining separate covenants to be enforced in that proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 6.

                  7. CONFIDENTIALITY, NONINTERFERENCE AND PROPRIETARY INFORMATION. (a) In the course of your employment by the Company hereunder, you will have access to Confidential or Proprietary Data or Information of the Company. You shall not at any time divulge or communicate to any person, nor shall you direct any Company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Company or for the benefit of any other person, any of such Confidential or Proprietary Data or Information, except to the extent the same (i) becomes publicly known other than through a breach of this Agreement by you, (ii) was known to you prior to the disclosure thereof by the Company to you or (iii) is subsequently disclosed to you by a third party who shall not have received it under any obligation of confidentiality to the Company. The provisions of this Section 7(a) shall survive your employment hereunder, whether by the normal expiration thereof or otherwise, for as long as such data or information remains confidential. For purposes of this Agreement, the term "Confidential or Proprietary Data or Information" shall mean data or information not generally available to the public, including personnel information, financial information, customer lists, supplier lists, product and trading specifications, trade secrets, information concerning product composition and formulas, tools and dies, drawings and schematics, manufacturing processes, information regarding operations, systems and services, knowhow, computer and any other processed or collated data, computer programs, and pricing, marketing, sales and advertising data.

                  (b) You shall not, during the term of this Agreement and for a period of one year after the termination of your employment by the Company, for your own account or for the account of any other person, interfere in any material respect with the Company's relationship with any of its suppliers, customers or employees; PROVIDED, however, that you shall not be prohibited from contacting suppliers or customers after termination of your employment with regard to matters that do not violate your noncompetition or confidentiality obligations contained in Sections 6(a) and 7(a); and, PROVIDED, FURTHER, that such contacts do not interfere in any material respect with the Company's relationship with such parties.

                  (c) You shall at all times promptly disclose to the Company, in such form and manner as the Company reasonably may require, any inventions, improvements or procedural or methodological innovations, programs, methods, forms, systems, services, designs, marketing ideas, products or processes
(whether or not capable of being trade-marked, copyrighted or patented) conceived or developed or created by you during and in connection with your employment hereunder and which relate to the business of the Company ("Intellectual Property"). All such Intellectual Property shall be the sole property of the Company. You shall execute such instruments and perform such acts as reasonably may be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property. If the Company is unable for any reason to secure your signature on such instruments, you hereby irrevocably appoint the Company and its officers and agents as your agents and attorneys-in-fact to execute such instruments and to do such things with the same legal force and effect as if executed or done by you.

                  (d) All written materials, records and documents made by you or coming into your possession during your employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company or otherwise concerning the business or affairs of the Company, shall be the sole property of the Company, and upon termination of your employment, or upon the request of the Company during your employment, you shall deliver the same to the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you shall deliver to the Company all other Company property in your possession or under your control, including confidential or proprietary data or information and all Company credit cards.

                  8. EQUITABLE RELIEF. With respect to the covenants contained in SECTIONS 6 AND 7 of this Agreement, you acknowledge that any remedy at law for any breach of said covenants may be inadequate and that the Company, in addition to its rights at law, shall be entitled to specific performance or any other mode of injunctive or other equitable relief to enforce its rights hereunder.

                  9. TERMINATION; ADDITIONAL COMPENSATION. This Agreement, and your employment hereunder, shall terminate prior to the end of the Initial Term or any Renewal Term, upon the following terms and conditions:

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

                  (a) This Agreement shall terminate automatically on the date of your death.

                  (b) This Agreement shall be terminated, at the option of the Company, if you are unable to perform a substantial portion of your duties hereunder for any 120 days (whether or not consecutive) during any period of 365 consecutive days by reason of physical or mental disability. Notwithstanding the foregoing, the Company shall continue to pay to you, until six months after termination of your employment due to such disability, your Base Salary at the rate in effect on the date of termination, but less any amounts paid to you pursuant to any disability policy sponsored by or made available through the Company ("Disability Policy"). After such six month period, you shall be entitled to receive any amounts due and owing pursuant to any Disability Policy to the extent you qualify therefor under the terms of such Disability Policy. For purposes of this Agreement, "PHYSICAL OR MENTAL DISABILITY" shall mean your inability, due to health reasons, to discharge properly your duties of employment, supported by the opinion of a physician reasonably satisfactory to both you and the Company. If the parties do not agree on a mutually satisfactory physician within ten days of written demand by one or the other, a physician shall be selected by the president of the Pennsylvania Medical Association, and the physician shall, within 30 days thereafter, make a determination as to whether disability exists and certify the same in writing. The services of the physician shall be paid for by the Company. You shall fully cooperate with the examining physician including submitting yourself to such examinations as may be requested by the physician for the purpose of determining whether you are disabled.

                  (c) This Agreement shall terminate immediately if your employment is terminated hereunder for Cause. The term "Cause" shall mean, for purposes of this Agreement: (i) an act or acts of willful material misrepresentation, fraud or dishonesty by you which results in the personal enrichment of you or another person or entity at the expense of the Company;
(ii) your admission, confession or conviction of any felony or any other crime or offense involving misuse or misappropriation of money or other property;
(iii) any act involving gross moral turpitude by you which adversely affects the Company; (iv) your continued material breach of any obligations under this Agreement 30 days after the Company has given you notice thereof in reasonable detail, if such breach has not been cured by you during such period; or (v) your gross negligence or willful misconduct with respect to your duties or gross misfeasance of office. Notwithstanding the foregoing and Section 1(d)(ii) of the SERP, the definition of "Cause" solely for purposes of the SERP shall be the definition of "Cause" contained in Section 1(d)(i) of the SERP.

                  (d) Upon termination of this Agreement for any reason other than pursuant to Section 9(f) or (g) below, in addition to any other rights or benefits to which you may be entitled under this Agreement, you shall be paid all Accrued Obligations through the date of termination. The term "Accrued Obligations" shall mean (i) your Base Salary through the date of termination;
(ii) any bonus earned pursuant to the terms of any applicable incentive compensation or bonus plans of the Company but not yet paid with respect to any fiscal year completed prior to termination; (iii) a prorated bonus for the fiscal year in which termination occurs equal to the product of (x) any bonus paid to you for the prior fiscal year of the Company multiplied by (y) a fraction, the numerator of which is the number of days in the current fiscal year during which you were employed by the Company, and the denominator of which is 365; and (iv) any accrued vacation pay not yet paid by

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
the Company; PROVIDED, that if termination is by the Company for Cause or by you voluntarily, the term "Accrued Obligations" will not include the amounts referred to in clause (iii) above. Upon termination of this Agreement (other than by the Company for Cause or pursuant to Section 9(f) or (g) below or by you in violation of this Agreement), (A) you shall also be entitled to all rights and benefits under benefit and incentive plans (other than those relating to bonuses) in accordance with the respective terms of those plans; (B) you shall be reimbursed for all your business expenses incurred prior to termination in accordance with Section 5 above; (C) the Company shall, at your request within 15 days after termination and at your expense, assign to you the lease and any related purchase option for the automobile provided to you pursuant to Section 2(g), PROVIDED such lease and purchase option is assignable; and (D) to the extent the Company's life insurance plan has a conversion option available upon termination of employment, the Company shall make such option available to you. Upon termination by the Company for Cause, you shall be reimbursed for all your business expenses incurred prior to termination in accordance with Section 5 above. For purposes of clause (ii) above, a bonus shall be deemed to be earned upon completion of the fiscal year to which it relates regardless of whether the Board of Directors or its Compensation Committee has approved bonuses for such year as of the date of termination.

                  (e) Except upon the occurrence of a Change of Control Termination (as defined in Exhibit A), if your employment hereunder shall be terminated by the Company (i) without Cause, other than pursuant to Section 9(a) or 9(b), or (ii) as a result of nonrenewal pursuant to a Termination Notice given by the Company under Section 1, then in addition to any other rights or benefits to which you may be entitled, the Company shall, for a period of one year after termination, (x) continue to pay you your Base Salary at the rate in effect on the date of termination; (y) continue to provide you with a leased automobile pursuant to Section 2(g); and (z) continue all other benefits provided to you prior to termination (except not including any bonus with respect to the period after termination); provided, however, that to the extent the Company's benefit plans do not permit such continued participation or such participation would have an adverse tax impact on such plans or on the other participants in such plans or is otherwise prohibited by applicable law, the Company may instead provide materially equivalent benefits to you outside such plans (which, in the case of medical insurance benefits, may be provided by the Company paying any COBRA premiums, COBRA coverage in any event to be measured from the date of termination of employment).

                  (f) In the event of a Change of Control Termination, this Agreement shall terminate in accordance with the terms of Exhibit A, and the payments and benefits to which you shall be entitled shall be governed solely by Exhibit A.

                  (g) In the event you either are notified by the Board of Directors in writing that you will not be appointed Chief Executive Officer of the Company or are not appointed, effective on or before April 30, 1999, to the position of Chief Executive Officer of the Company, you shall have the right upon fifteen (15) business days prior written notice to terminate this Agreement ("Elective Termination Notice"), provided that such notice is given no later than sixty (60) days after the earlier of the date you are notified in writing that you will not be appointed to such position or April 30, 1999. If you do not give an Elective Termination Notice within such period, you shall continue to serve as President and Chief Operating Officer under the terms of this Agreement, which

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
shall continue in full force and effect. If you give an Elective Termination Notice within such period, this Agreement shall terminate (except for your obligations under Sections 6, 7 and 8) and you shall be paid (i) the Accrued Obligations described in Section 9(d)(i), (ii) and (iv) above and (ii) a severance payment amount equal to $325,000, payable in equal installments during the one year period following termination in accordance with the Company's normal payroll practices. In addition, upon such termination, you shall be entitled to the rights described in Section 9(d)(B), (C) and (D), and the Company, for a period of one year following termination, shall continue to provide you with a leased automobile pursuant to Section 2(g) and shall continue your coverage under the Company's life and medical insurance plans, subject to the proviso in the last sentence under Section 9(e) above. The foregoing right to terminate this Agreement by giving an Elective Termination Notice shall constitute the sole right or remedy you have in the event the Company fails to appoint you Chief Executive Officer.

                  (h) In the event this Agreement is terminated for any reason by the Company (other than due to death, disability or for Cause), or the Company provides a Termination Notice as set forth in Section 1, upon termination of your employment under this Agreement, any unvested options from the Original Grant which you may own which would otherwise have vested within one year from the date of termination shall be deemed to vest effective upon the date of termination and become exercisable for a period of 90 days following the date of termination. All other unvested options from the Original Grant shall terminate. In the event of a termination by you pursuant to Section 9(g), all unvested options under the Original Grant shall vest effective upon termination and become exercisable for a period of 90 days following the date of termination. In any event, any vested options from the Original Grant not exercised within 90 days after termination of employment shall terminate.

                  10. REPRESENTATION. You hereby represent and warrant that you are not subject to any employment agreement, non-competition or confidentiality agreement or other commitment which either would be violated by your entering into or performing your obligations under this Agreement or which would restrict in any manner or interfere with the performance of your obligation under this Agreement.

                  11. ENTIRE AGREEMENT; MODIFICATION; CONSTRUCTION. This Agreement, together with Exhibit A hereto, constitutes the full and complete understanding of the parties, and supersedes all prior agreements and understandings, oral or written, between the parties, with respect to the subject matter hereof. Exhibit A is hereby incorporated by reference and made a part of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not set forth herein. This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

                  12. SEVERABILITY. Any term or provision of this Agreement that is held to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms

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
and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

                  13. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

                  14. NOTICES. All notices hereunder shall be in writing and shall be sent by messenger or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your residence set forth above, with a copy to Davis, Riter, Parry & Hartmann, 1525 Locust Street, Philadelphia, Pennsylvania 19102-3732, Attention: Herbert Hoffman, Esq. and if to the Company, to the Vice President-Human Resources, at the Company's address set forth above, with a copy to Proskauer Rose LLP, 1585 Broadway, New York, New York 10036,
Attention: Steven L. Kirshenbaum, Esq., or to such other address as either party to this Agreement shall specify to the other.

                  15. ASSIGNABILITY; BINDING EFFECT. This Agreement shall not be assignable by either party, except that it may be assigned to an acquiror of all or substantially all of the assets of the Company or other successor the Company, subject to your rights arising from a Change of Control as provided in Exhibit A. This Agreement shall be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

                  16. GOVERNING LAW. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts or choice of law provisions thereof.

                  17. ARBITRATION. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled in Philadelphia, Pennsylvania or other mutually agreed location, by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                  18. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  19. COUNTERPARTS. This Agreement may be executed in several counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  If you are in agreement with the foregoing, please sign the duplicate original in the space provided below and return it to the Company.

                                         C&D TECHNOLOGIES, INC.


                                         By:
                                         Title:

Agreed as of the date
first above written:


    /s/ Wade H. Roberts, Jr.
    ------------------------

        Wade H. Roberts, Jr.

                 EXHIBIT A TO EMPLOYMENT AGREEMENT ("AGREEMENT")
                      OF WADE H. ROBERTS, JR. ("EXECUTIVE")


(Capitalized terms used herein and not otherwise defined have the meanings given to them in the Agreement.)

I. SPECIAL TERMINATION PROVISIONS. In the event a Change of Control (as defined below) occurs, and within 24 months after such Change of Control: (a) the Executive's employment with the Company is terminated by the Executive pursuant to a Termination for Good Reason (as defined below); or (b) the Executive's employment with the Company is terminated by the Company for any reason other than death, disability or for Cause pursuant to Sections 9(a), (b) or (c) of the Agreement; or (c) the Agreement is not renewed due to a Termination Notice given by the Company, as provided in Section 1 of the Agreement (the events under clauses (a), (b) and (c) herein collectively called a "Change of Control Termination"), the Executive shall be entitled to receive the payments and benefits set forth in Section III below.

II. DEFINITIONS. (a) CHANGE OF CONTROL. For purposes of the Agreement, a "Change of Control" shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any "Subsidiary" and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having at least 30% of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder of the Company owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction) and no person is the beneficial owner of 30% of the shares of the resulting entity as contemplated by Section II(a)(i) above; or (iii) within any 24 month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company, PROVIDED that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section II(a)(iii), unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as an executive or director of the Company.

                  (b) TERMINATION FOR GOOD REASON. For purposes of the Agreement, a "Termination for Good Reason" means a termination by Executive by written notice given within 90 days after the occurrence of the Good Reason event. A notice of Termination for Good Reason shall indicate the specific termination provision in Section II(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in such notice any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The notice of Termination for Good Reason shall provide for a date of termination not less than 10 nor more than 60 days after the date such Notice of Termination for Good Reason is given.

                  (c) GOOD REASON. For purposes of the Agreement, "Good Reason" shall mean the occurrence, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the notice of Termination for Good Reason as contemplated in Section II(b) above: (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause pursuant to Section 9(c) of the Agreement or due to disability or death pursuant to Sections 9(a) or 9(b) of the Agreement, or temporarily as a result of Executive's illness or other absence), or the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position under the Agreement at the time of a Change of Control; (ii) removal of, or the nonreelection of, the Executive from the officer positions with the Company specified in the Agreement; (iii) relocation of the Company's principal executive offices to a location more than 50 miles from its location at the time of the Change of Control; (iv) failure by the Company, after a Change of Control, (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate immediately prior to the Change of Control (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provision of the Agreement; (vi) if the Executive is on the Board of Directors at the time of a Change of Control, Executive's removal from or failure to be reelected to the Board of Directors thereafter; or (vii) failure of any successor to the Company to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

III. PAYMENTS AND BENEFITS. Upon a Change of Control Termination, as provided in
Section I above, the Company shall pay or provide the Executive the following payments and benefits:

                  (a) The Company shall pay to the Executive in a lump sum within five business days after the date of termination any Accrued Obligations.

                  (b) The Company shall pay to the Executive as severance pay, not later than the fifth business day following the date of termination of Executive's employment:

                           (i) a lump sum in an amount equal to two years of the
Executive's Base Salary (or the aggregate Base Salary the Executive would have earned for the Term Balance, as defined below, if greater); and

                           (ii) a lump sum in an amount  equal to the product of
(A) the annual bonus paid by the Company to the Executive based on the average of the bonuses paid during the last two fiscal years of the Company ending prior to the date of termination (or, if the Executive has been employed by the Company for less than two years at the date of termination, an amount equal to the average of the annual bonus payable to Executive under the Agreement with respect to the fiscal year ending January 31, 1999 and Executive's targeted bonus under the Agreement with respect to the fiscal year ending January 31,
2000), multiplied by (B) the greater of two or the number of years (including fractions) remaining in the Term Balance.

For purposes of the Agreement, the term "Term Balance" shall mean the balance of the Initial Term after termination, if termination occurs during the Initial Term.

                  (c) As additional severance, the Company shall continue the participation of the Executive and the Executive's dependents for the greater of two years or the Term Balance (and at the same level and at the same charges to the Executive) in all health, medical and accident, life and other welfare plans (as defined in Section 3(1) of ERISA), in which the Executive was participating immediately prior to the date of termination, except for any disability plans, and shall provide the Executive with a leased automobile pursuant to Section 2(g) of the Agreement for such period; provided, however, that to the extent the Company's plans do not permit such continued participation or such participation would have an adverse tax impact on such plans or on the other participants in such plans, the Company may instead provide materially equivalent benefits to the Executive outside of such plans; provided, further, that under such circumstances, (i) medical insurance benefits may be provided by the Company paying any COBRA premiums (COBRA coverage, in any event, to be measured from the date of termination of employment) and (ii) if the Company is unable to continue the Executive's life insurance coverage, it shall pay the Executive an amount equal to twice the premium paid during the year prior to termination or if the Executive converts the insurance to an individual policy, the Company shall pay the premium for such insurance for two years.

                  The Executive shall complete such forms and take such physical examinations as reasonably requested by the Company. To the extent the Executive incurs any tax obligation as a result of the provisions of this paragraph (c) that the Executive would not have incurred if the Executive remained an employee of the Company and had continued to participate in the benefit plans as an employee, the Company shall pay to the Executive, at the time the tax is due, an amount to cover such taxes and the taxes on the amount paid to cover such taxes.

                  (d) To the extent permitted under the terms of the applicable stock option or restricted stock plan (if any), any stock options that would vest in the two years after termination, or during the Term Balance, if greater, and any restricted stock that would become nonforfeitable in such two year period or during the Term Balance, if greater, shall immediately vest or become nonforfeitable, as the case may be, and the exercise period of any stock options shall be extended as if the Executive remained employed until the end of such additional two years, or the Term Balance, whichever is longer. In the event the foregoing sentence becomes applicable, the Company agrees to cause the Board of Directors to take all steps necessary to implement the foregoing sentence.